UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Penford Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Centennial, Colorado

December 20, 2013

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Penford Corporation to be held on Thursday, January 30, 2014 at 2:00 p.m. (Mountain Time) at the Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112.

In addition to the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is enclosed.

Company management and the Board of Directors will be available at the meeting to discuss matters of interest to you as a shareholder.

Your vote is important. Whether or not you plan to attend, please vote promptly to ensure that your shares are represented. If you hold your shares in street name, your broker will not be able to vote your shares with respect to the election of directors or the advisory vote regarding executive compensation unless you have provided directions to your broker.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Penford Corporation.

Very truly yours,

Thomas D. Malkoski

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on January 30, 2014

The Annual Meeting of Shareholders of Penford Corporation (the “Company”) will be held at the Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112, on Thursday, January 30, 2014, at 2:00 p.m. (Mountain Time), for the following purposes:

1. To elect four directors, each for a three year term expiring in 2017;

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending August 31, 2014;

3. To give an advisory vote to approve the compensation of the Company’s executive officers; and

4. To transact such other business as may properly come before the meeting.

The Board of Directors has no knowledge of any other business to be transacted at the meeting.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013, which contains financial statements and other information of interest to shareholders, accompanies this notice and the enclosed proxy.

The record date for the annual meeting is December 6, 2013. Only shareholders of record at the close of business on that date can vote at the meeting.

By Order of the Board of Directors,

Christopher L. Lawlor

Secretary

December 20, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 30, 2014:

The Meeting Notice, the Company’s Proxy Statement and its Annual Report on Form 10-K are available at www.penford.com/annual-reports

i

7094 South Revere Parkway Centennial, Colorado 80112

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (sometimes referred to as the “Board”) of Penford Corporation, a Washington corporation (“Penford” or the “Company”), to be voted at the Company’s 2014 Annual Meeting of Shareholders to be held at 2:00 p.m. (Mountain Time) at the Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112, on Thursday, January 30, 2014.

The items of business scheduled to be voted on at the Annual Meeting of Shareholders are the election of four directors, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending August 31, 2014, and an advisory vote to approve the compensation of the Company’s named executive officers. This proxy statement includes a more detailed description of each of these proposals. The Company will also consider any other business that properly comes before the Annual Meeting of Shareholders.

Proxies may be submitted by mail or the Internet, or by following the telephone voting procedures described in the proxy and voting instruction card that accompanies this proxy statement. Any shareholder who executes a proxy may revoke his or her proxy at any time prior to its exercise by delivering a written revocation to the Secretary of the Company, by submission of a proxy with a later date, or by voting in person at the meeting. The right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Secretary of the Company at or before the Annual Meeting of Shareholders so that the number of shares represented by proxy can be recomputed.

The candidates for director who are elected will be those receiving a plurality of affirmative (for) votes cast by the shares entitled to vote in the election, up to the number of candidates to be elected. All other proposals will be approved if they receive the affirmative (for) vote of a majority of the total votes cast on the proposal. Shares held by persons who complete and submit a proxy but abstain from voting on any proposal will not be counted for such vote, but will be counted for purposes of determining whether a quorum is present.

Banks and brokers who have not received voting instructions from their clients can vote on their clients’ behalf on the ratification of the appointment of the Company’s independent registered public accounting firm. Brokers may not vote a client’s shares on the election of directors or the advisory vote regarding executive compensation in the absence of specific instructions from the shareholder as to how to vote. For more information about the treatment and effect of abstentions and broker non-votes, please refer to the information set forth below under the caption “Voting Tabulation.”

Shareholders of record at the close of business on December 6, 2013 will be entitled to vote at the meeting on the basis of one vote for each share held. On December 6, 2013, there were outstanding 12,497,654 shares of common stock of the Company.

These proxy materials, together with the Company’s Annual Report on Form 10-K, are being mailed to shareholders on or about December 20, 2013. The costs of this solicitation are being borne by the Company.

GOVERNANCE OF THE COMPANY

Board of Directors

The Board of Directors provides guidance and strategic oversight to the Company’s management with the objective of optimizing shareholders’ returns on their investment in the Company. The Board is designed to assure that there is independent review and oversight, as well as approval of significant strategic and management decisions affecting the Company. Regular meetings of the Board are held five times per year and special meetings are scheduled when required. The Board held six meetings in fiscal year 2013. No director attended fewer than 75% of the total number of meetings of the Board and of the committees of the Board on which he or she served during fiscal year 2013.

Board Leadership Structure

The Board does not have a formal policy regarding the separation of the roles of Chairman of the Board and the Chief Executive Officer. The Board believes that it is in the best interests of the Company to allow the Board the flexibility to make any determination on that subject in a manner that will best provide for appropriate leadership for the Company, based on the circumstances and direction of the Company and the membership of the Board, at any given time.

The Company’s current structure includes a separate Chairman of the Board of Directors and Chief Executive Officer. Paul H. Hatfield serves as the Chairman of the Board. Thomas D. Malkoski is Chief Executive Officer and President and is responsible for day-to-day leadership of the Company. The Board of Directors believes that this is the most appropriate structure for the Company at this time since it permits the President and Chief Executive Officer to focus his attention on managing the Company’s day-to-day business and enhances the ability of the Board of Directors to provide strong, independent oversight of the Company’s management and strategic direction.

The Board’s Role in Risk Oversight

While the Board of Directors is ultimately responsible for risk oversight, the Company’s Board committees assist the Board in fulfilling its oversight responsibilities.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance. The Audit Committee discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The Audit Committee also discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Executive Compensation and Development Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company’s compensation and benefits policies and programs, as well as succession planning for senior management.

The Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with environmental, health and safety compliance, Board organization, membership and structure, corporate governance, and succession planning for directors.

While Board committees are responsible for assisting the Board in evaluating certain risks and overseeing the management of such risks, the Company’s entire Board of Directors is regularly informed through management and committee reports about such risks and the steps taken to manage and mitigate risk.

Attendance Policy at Annual Meeting of Shareholders

Each director is expected to attend the Annual Meeting of Shareholders in the absence of extenuating circumstances. All directors attended the 2013 Annual Meeting of Shareholders held on January 30, 2013.

Committees Established by the Board

The Board has established the following standing committees, each of which is composed solely of independent directors, to assist in discharging its responsibilities.

Audit Committee — The Audit Committee, which met seven times during fiscal year 2013, is comprised of William E. Buchholz (Chair), John C. Hunter III, Edward F. Ryan and James E. Warjone. The committee selects the Company’s independent registered public accounting firm; reviews the proposed scope of the independent audit; reviews the annual financial statements and the report of the independent registered public accounting firm; reviews the independent registered public accounting firm’s recommendations relating to accounting, internal controls and other matters; reviews internal controls and accounting policies with management; and approves policies relating to risk management matters. Based upon a review conducted by the Company’s Governance Committee, the Board of Directors has determined that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, the Board has determined that Mr. Buchholz is an “audit committee financial expert” as defined by the Securities and Exchange Commission rules. The Audit Committee charter is available on the Company’s Investor Center website at www.penford.com/investorcenter, under the “Corporate Governance” tab.

Executive Compensation and Development Committee — The Executive Compensation and Development Committee, which met seven times during fiscal year 2013, is comprised of Sally G. Narodick (Chair), R. Randolph Devening, Edward F. Ryan and James E. Warjone. The committee establishes the compensation for executive officers other than the Chief Executive Officer (whose compensation is reviewed and approved by the full Board following committee review); monitors the Company’s benefit plans; works with management to set fiscal year incentive compensation goals; and authorizes awards under the Company’s 2006 Long-Term Incentive Plan. In addition, the committee reviews plans for executive development and succession on a regular basis. The Executive Compensation and Development Committee charter is available on the Company’s Investor Center website at www.penford.com/investorcenter, under the “Corporate Governance” tab. For additional information about Executive Compensation and Development Committee policies and procedures, please see the description of the committee’s activities under the “Report of the Executive Compensation and Development Committee” heading below.

Executive Committee — The Executive Committee, which did not meet during fiscal year 2013, is comprised of Paul H. Hatfield (Chair) and the chairs of the other standing committees (William E. Buchholz, John C. Hunter III and Sally G. Narodick). The committee is authorized to exercise all powers and authority of the Board with certain exceptions prescribed in the Company’s bylaws.

Governance Committee — The Governance Committee, which met three times in fiscal year 2013, is comprised of John C. Hunter III (Chair), R. Randolph Devening, Sally G. Narodick and Matthew M. Zell. The committee recommends to the Board individuals for nomination for election to the Board at the Annual Meeting of Shareholders and committee appointments; determines the criteria for the qualifications of directors; recommends the appointment of the Chairman; reports to the Board on corporate governance matters and practices, including the effectiveness of the Board, its committees and individual directors; periodically reviews Board compensation for non-employee directors and the processes and policies established by the Board; and approves policies related to environmental, health and safety matters. The Governance Committee charter is available on the Company’s Investor Center website at www.penford.com/investorcenter, under the “Corporate Governance” tab.

Committee Membership

The Board appoints committee chairs and members on an annual basis with consideration given to the qualifications and preferences of individual directors. The Governance Committee, in its deliberations on recommendations for committee appointments, considers that (i) each member of the Audit Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, (ii) each member of the Governance Committee, the Audit Committee and the Executive Compensation and Development Committee must be independent within the meaning of the applicable Nasdaq corporate governance rules, (iii) each member of the Audit Committee must meet the independence standards set forth in Rule 10A-3 of the Securities and

Exchange Act of 1934, as amended, and (iv) at least one member of the Audit Committee must be a person who satisfies the definition of an “audit committee financial expert” as set forth in Item 401 of Regulation S-K as promulgated by the Securities and Exchange Commission.

Board Membership Criteria

The Governance Committee is responsible for reviewing the requisite skills and characteristics of new Board candidates in the context of the current composition of the Board. This assessment includes a review of each candidate’s experience in corporate governance, industry, finance, administration, operations and/or marketing.

While the Company does not have a formal policy with respect to diversity, the Governance Committee believes that it is desirable that Board members represent a diversity of viewpoints, experience and backgrounds.

Director candidates should be able to provide insights and practical wisdom based on their experience and expertise. Directors are expected to have sound judgment, borne of management or policy-making experience that demonstrates an ability to function effectively in an oversight role. The Board has not established minimum qualifications for nominees to the Board.

The Governance Committee annually evaluates the performance of the Board, each of the committees and each of the members of the Board. In connection with its annual review, the Governance Committee makes an assessment of the skills and expertise of its members and their adherence to Board membership criteria and other policies of the Board and the Company. It also reviews the size of the Board and whether it would be beneficial to add additional members and/or any new skills or expertise, taking into account the overall operating efficiency of the Board and its committees. If the Board has a vacancy, or if the Governance Committee determines that it would be beneficial to add an additional member, the Governance Committee will take into account the factors identified above and all other factors which the Governance Committee in its best judgment deems relevant at such time. The overall composition of the Board must also comply with the Company’s bylaws and the requirements of applicable Nasdaq corporate governance rules.

Each Board member is required to annually complete a standard director and officer questionnaire which solicits information regarding relationships with the Company and other factors relating to independence issues, memberships on other boards of directors, and other information required to be disclosed in the Company’s Proxy Statement. Any new candidate for nomination will be required to provide similar information as well as be available for interviews as the Governance Committee may determine to be appropriate. Directors should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed by a director to the Company and its shareholders.

Directors are expected to prepare for, attend and participate in Board meetings and meetings of the Board committees on which they serve, to ask questions and require responsive answers, and to devote the time needed and meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that his or her other existing and planned future commitments do not materially interfere with service as a director. Service on other boards and other commitments will be considered by the Governance Committee and the Board when reviewing Board candidates and in connection with the Board’s annual self-assessment process.

The Company’s Bylaws, as amended, provide that a director is eligible to serve as a director until the annual meeting of shareholders immediately following his or her 75th birthday. In this connection, on November 8, 2011, the Company’s Board of Directors waived the age condition contained in the Company’s Bylaws with respect to the re-nomination of its Chairman, Mr. Paul H. Hatfield, to serve as a director until 2015. Mr. Hatfield was subsequently re-elected as a director by the shareholders at the Company’s 2012 Annual Meeting of Shareholders.

Process for Identifying and Evaluating Nominees

The Governance Committee may employ a variety of methods for identifying and evaluating nominees for membership on the Board. The Governance Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or arise, the Governance Committee considers potential candidates for director who may come to the Governance Committee’s attention through current Board members, the Company’s executive officers, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Governance Committee and may be considered at any time during the year.

The Governance Committee will consider candidates recommended by shareholders when the nominations are properly submitted under the criteria summarized below under the heading “Shareholder Nominees.” Following verification of the shareholder status of persons proposing candidates, the Governance Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders pursuant to the factors identified under the “Board Membership Criteria” heading above. If a shareholder or professional search firm provides any materials in connection with the nomination of a director candidate, such materials will be forwarded to the Governance Committee and made part of its review. If the Governance Committee determines that additional consideration is warranted, it may request a search firm or other qualified party to gather additional information about a prospective nominee’s background and experience and to report its findings to the Governance Committee.

Other than for the initial analysis described above and verification of shareholder status and compliance with the procedures for shareholder nominees described below, the Governance Committee will treat a potential candidate nominated by a shareholder like any other potential candidate during its review process. In connection with its evaluation, the Governance Committee will determine whether to interview a prospective nominee, and if warranted, one or more members of the Governance Committee, and others as appropriate, will interview such nominee in person or by telephone. After completing its evaluation and any interview, the Governance Committee will make a recommendation to the full Board as to any person who it believes should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Governance Committee.

Shareholder Nominees

Any shareholder wishing to nominate a candidate should provide the information described below in a letter addressed to the Chairman of the Governance Committee, in care of the Corporate Secretary, no later than 120 days prior to the anniversary of the date on which the Company’s annual proxy statement was mailed in connection with the Company’s most recent Annual Meeting of Shareholders. This means that any shareholder wishing to submit such a nomination for consideration at the Company’s Annual Meeting of Shareholders in 2015 should expect to provide such a letter to the Corporate Secretary not later than August 22, 2014.

The letter must include the following information:

(i) the name and address of the shareholder recommending the person to be nominated;

(ii) a representation that the shareholder is a holder of record of shares of Penford Corporation, including the number of shares held and the period of holding;

(iii) a description of all arrangements or understandings between the shareholder and the recommended nominee;

(iv) information as to any plans or proposals of the type required to be disclosed in Schedule 13D (i.e., plans involving acquisition of Penford’s securities and/or plans involving a potential merger or change of control transaction) and any proposals that the nominee proposes to bring to the Board of Directors if elected;

(v) any other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934; and

(vi) the consent of the recommended nominee to serve as a director of Penford if so elected.

Additional information may be requested to assist the Governance Committee in determining the eligibility of a proposed candidate to serve as a director. This may include requiring that a prospective nominee complete a director and officer questionnaire and provide any follow-up information requested. In addition, the shareholder and the notice must meet all other applicable requirements contained in the Company’s bylaws. A copy of the Company’s bylaws is posted on the Company’s Investor Center website at www.penford.com/investorcenter, under the “Corporate Governance” tab.

Shareholder Communications

Any shareholder or interested party who wishes to communicate with the Board of Directors or any specific directors, including non-management directors, may write to:

Board of Directors

c/o Corporate Secretary

Penford Corporation

7094 South Revere Parkway

Centennial, Colorado 80112-3932

The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or one or more specified directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The Company generally will not forward communications that are primarily commercial in nature, relate to a topic other than corporate governance, or that request general information about the Company.

Risk Assessment of Compensation Policies and Practices

Each year the Executive Compensation and Development Committee reviews the Company’s material compensation policies and practices applicable to its employees, including its executive officers. That committee concluded this year that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Common Stock Ownership and Retention Guidelines

In August 2013 the Company’s Board of Directors approved the adoption of Common Stock Ownership and Retention Guidelines for Directors and Corporate Officers. These Guidelines are posted on the Company’s Investor Center website at www.penford.com/investorcenter, under the “Corporate Governance” tab. The Guidelines generally provide that the Chief Executive Officer should own an amount of the Company’s common stock which is at least equal to three times his current annual salary, and other corporate officers should own an amount at least equal to their annual salary, provided that all of them should own at least 1,000 shares within one year of becoming subject to the Guidelines and they are expected to fully satisfy the Guidelines within five years after becoming subject to them. The Guidelines provide that directors should own an amount of the Company’s common stock at least equal in value to their annual cash retainer after three years of service and at least 1,000 shares after one year of service. All of the named executive officers and directors meet the currently applicable common stock ownership provisions of the Guidelines. The Guidelines also prohibit any hedging or pledging of the Company’s common stock by directors and officers.

DIRECTOR COMPENSATION

The following table provides compensation information for fiscal year 2013 for each of the Company’s non-employee directors.

2013 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	Total ($)
Evan Behrens(3)	—	—	—	—
William E. Buchholz	83,500	20,000	—	103,500
Jeffrey T. Cook	72,000	20,000	—	92,000
R. Randolph Devening	72,000	20,000	—	92,000
Paul H. Hatfield	102,000	20,000	—	122,000
John C. Hunter III	78,500	20,000	250	98,750
Sally G. Narodick	78,500	20,000	1,156	99,656
Edward F. Ryan	75,000	20,000	—	95,000
James E. Warjone	75,000	20,000	—	95,000
Matthew Zell	72,000	20,000	—	92,000

(1)	Includes retainer fees and meeting fees.

(2)	Amounts reflect above-market interest credited under the Company’s nonqualified deferred compensation plan. Interest is credited to a participant’s account at the monthly equivalent of an annual yield that is two percentage points higher than the annual yield of the Moody’s Average Corporate Bond Yield Index for the preceding month.

(3)	Mr. Behrens was appointed a director on August 28, 2013.

(4)	As of August 31, 2013, the following stock option awards at the indicated exercise prices were outstanding: Mr. Buchholz, 814 shares at $12.44 and 1,357 shares at $12.71; and Mr. Warjone, 753 shares at $12.44 and 914 shares at $12.71. In addition, the January 2013 stock award of 2,721 shares (as discussed below) will vest on January 1, 2014.

During fiscal year 2013, the compensation earned by non-employee directors was determined as follows:

Cash Compensation:

Base annual retainer as a director	$72,000
Additional annual retainer for Chairman of the Board of Directors	$30,000
Additional annual retainer for Chair of the Audit Committee	$10,000
Additional annual retainer for Chair of any other standing committee, except Executive Committee	$5,000
Additional meeting fee(1)	$1,500

(1)	Additional meetings fee is paid for each Board of Directors meeting attended in excess of six meetings per fiscal year and each Committee meeting attended in excess of six meetings per fiscal year.

Equity Compensation:

Directors are also entitled to receive an annual restricted stock grant valued at $20,000 on January 1 of each year, based on the last reported sale price of the Company’s common stock on the last preceding trading day, in accordance with the Company’s 2006 Long-Term Incentive Plan. Restrictions lapse on the first anniversary date of the award.

Compensation for Other Services

The independent members of the Board have concluded that there may be instances where it will be in the best interest of the Company to ask individual directors to perform Board or Board committee services which exceed the normal expectation of service generally expected of directors and committee members. The Board has concluded that in such instances that it will be equitable and in the best interests of the Company to compensate a director at the same per diem rate then payable to directors for participation in a meeting of the Board of Directors. It is specifically intended that such compensation shall not represent any consulting, advisory, or other fee and is only intended as payment for extraordinary Board service. Accordingly, payments shall be made for such service only under the following conditions: (i) the director who is asked to perform such services does not publicly hold himself out as a consultant or advisor in the area of service being requested or regularly perform such services for compensation for entities that he or she is not affiliated with as an officer, director or owner; (ii) the special assignment relates to a matter that is under review by the Board or a committee or if pursued will require such review; (iii) the special assignment shall not involve the preparation of financial statements or work directly related to such preparation other than the review and oversight normally undertaken by the Audit Committee and the Board of Directors; (iv) the total fees paid for such services shall not exceed $60,000 in any fiscal year; and (v) the special assignment must be approved by a majority of the independent members of the Board of Directors who shall affirmatively determine that the assignment will not adversely affect the director’s independence. Any special assignment shall be reviewed no less often than annually by the Governance Committee, provided that any member of that committee shall recuse himself or herself from any review of a special assignment in which they are engaged.

ELECTION OF DIRECTORS Proposal No. 1

The Board of Directors consists of 11 members and is divided into three classes. Directors in each class are generally elected for a three-year term.

This year, William E. Buchholz, John C. Hunter III and James E. Warjone, each of whom is a current director, have been nominated by the Board of Directors to be re-elected for a three-year term that expires at the Annual Meeting of Shareholders to be held in 2017.

In addition, one new director, Evan Behrens, was appointed to the Board to fill a vacancy on the Board during the Company’s fiscal year 2013. Therefore, Mr. Behrens has been nominated by the Board to be elected at the Company’s 2014 Annual Meeting of Shareholders for a three-year term. Mr. Behrens was originally recommended for membership on the Board by a shareholder, SEACOR Holdings Inc.

Unless a shareholder indicates otherwise, each signed proxy will be voted for the election of these nominees.

Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, proxies will be voted for the election of another nominee designated by the Board of Directors.

No family relationship exists among any of the directors or executive officers.

The Board has determined that each of the nominees and each of the continuing directors is “independent” under the applicable legal and Nasdaq listing standards, except for Mr. Thomas D. Malkoski who is the current President and Chief Executive Officer of the Company. To enable the Board to make this determination, the Board’s Governance Committee reviewed information provided by each of the directors. None of the directors identified as independent has any current material relationship with the Company (other than as a director and a shareholder) or its officers. The Nasdaq independence standards applied by the Board are posted on the Company’s Investor Center website at www.penford.com/investorcenter, under the “Corporate Governance” tab.

Nominees for Election — Term to Expire in 2017

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Evan Behrens, 44, was elected a director of the Company on August 28, 2013. Since 2008, Mr. Behrens has been affiliated with SEACOR Holdings Inc., a global provider of equipment and services supporting offshore oil and gas and marine transportation industries, and he has been its Senior Vice President of Business Development since 2009. Since April 2012, he has been Chairman of the Board of Trailer Bridge Inc., a Jones Act container company. Mr. Behrens also is an officer and director of numerous SEACOR entities. From 2006 through 2007, he was a Portfolio Manager and Partner at Level Global Investors, a New York-based hedge fund. From 2004 through 2006, Mr. Behrens was the CEO and Portfolio Manager of B Capital Advisors, an investment partnership. Mr. Behrens has a B.A. degree from the University of Chicago.

The Company believes that Mr. Behrens’ qualifications to serve on the Board include the extensive experience that he has gained through his key roles with several other significant businesses, including his experience as a Board Chairman, as well as his demonstrated management, financial and business development skills and acumen.

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William E. Buchholz, 71, joined Penford Corporation’s Board of Directors in January 2003. He has been a business consultant and private investor since 2002. From 2001 to 2002, Mr. Buchholz served as Senior Vice President of Finance and Administration, Chief Financial Officer, and Secretary at MessageMedia, a Colorado-based email messaging service and software company. Mr. Buchholz was Senior Vice President and Chief Financial Officer of Nalco Chemical Company, a specialty chemicals company, with responsibilities for all finance functions including audit, tax, financial systems, U.S. and international treasury, and investor relations from 1992 to 1999. Prior to that, he served as Vice President and Chief Financial Officer of Cincinnati Milacron, an industrial equipment supplier. Mr. Buchholz is a certified public accountant and holds an M.B.A., Finance and a B.A., Accounting, both from Michigan State University.

The Company believes that Mr. Buchholz’s qualifications to serve on the Board include his extensive background and accomplishments in finance, tax, administration and audit, his experience as a chief financial officer for three public companies, his work as a consultant and adviser in various industries, his knowledge of the Company gained from long period of service as a Company director and Audit Committee Chair, as well as his qualifications as a Certified Public Accountant.

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John C. Hunter III, 66, has served as a director of the Company since October 1998. From 1999 until his retirement in 2004, Mr. Hunter was the Chairman, President and Chief Executive Officer of Solutia, Inc., an international producer of high-performance, chemical-based materials used to make consumer, household, automotive and industrial products. On December 17, 2003, Solutia, Inc. and its domestic subsidiaries filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York in order to reorganize its business and to obtain relief from certain legacy liabilities which accrued under prior ownership and management. Mr. Hunter also served as President and Chief Operating Officer of Solutia, Inc. from 1997 to 1999. From 1992 to 1997, Mr. Hunter served as the President of Fibers for Monsanto Company. He graduated from the Georgia Institute of Technology with a B.S. in Chemical Engineering and holds an M.B.A. from the University of Houston. Mr. Hunter also serves as a board member of Energizer Holdings, Inc. and KMG Chemicals, Inc.

The Company believes that Mr. Hunter’s qualifications to serve on the Board include his accomplishments at the highest levels of management of a multinational chemicals company, including as Chairman and Chief Executive Officer, his more than 40 years of experience and leadership in a wide variety of positions in the chemicals industry, his experience on the boards of several other publicly held companies, and his knowledge of the Company gained from long service as a director and Governance Committee Chair.

•

James E. Warjone, 70, has served as a director of the Company since January 2001. Mr. Warjone is Chairman of Port Blakely Companies, a private company that owns and operates commercial forests in Washington, Oregon and New Zealand, operates an international log and lumber trading company, and also develops real estate in Washington State. Mr. Warjone has been with Port Blakely Companies since 1978. He earned his B.S. in economics from Claremont Men’s College. Mr. Warjone also serves as a board member of The Joshua Green Corporation and Uwajimaya Inc. He is a past president of the Greater Seattle Chamber of Commerce and the Washington Roundtable.

The Company believes that Mr. Warjone’s qualifications to serve on the Board include his experience and accomplishments as the Chairman of an international company operating in various industries, the experience and skills acquired through extensive service with other companies and organizations, and his knowledge of the Company gained from long service as a director and member of key Board committees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES AS A DIRECTOR.

Continuing Directors — Term to Expire in 2015

•

R. Randolph Devening, 71, was appointed to the Board of Directors in August 2003. Until his retirement in 2001, Mr. Devening served for seven years as President and Chief Executive Officer of Foodbrands America, Inc., a company that produces, markets and distributes branded and processed food products for the food service and retail markets. He also served as Chairman of the Board for that company from 1994-1997. Prior to that, he served as Vice Chairman, Chief Financial Officer and Director from 1993 to 1994, and Executive Vice President, Chief Financial Officer and Director from 1989 to 1993 for Fleming Companies, Inc., a wholesale food distributor. Mr. Devening holds an undergraduate degree in International Relations from Stanford University and an MBA in Finance and Marketing from Harvard University Graduate School of Business. Mr. Devening also serves as a director of BancTec, Inc. and as an advisor to Hall Capital Partners. Mr. Devening previously served as a director of 7-Eleven, Inc., Fleming Companies, Inc., Hussman International Inc. and PSC Inc.

The Company believes that Mr. Devening’s qualifications to serve on the Board include his experience and accomplishments as the Chairman and Chief Executive Officer of a major food products company, his service as Chief Financial Officer of a major food distributor, his strategic planning and investment experience gained from his work as an advisor and on the boards of other companies, and his knowledge of the Company gained from long service as a director and member of key Board committees.

•

Paul H. Hatfield, 77, has served as a director of the Company since October 1994 and as Chairman of the Board since January 2003. Mr. Hatfield has been Principal of the Hatfield Capital Group, a private investment company, since 1997. He served as Chairman, President and Chief Executive Officer of Petrolite Corporation until July 1997. Previously, he worked for Ralston Purina Company from 1959 until his retirement in 1995. He served as a Vice President of Ralston as well as the President and Chief Executive officer of Protein Technologies International, Inc., then a wholly-owned subsidiary of Ralston. He is also a director of Maritz Inc. Mr. Hatfield also previously served as a director of Solutia Inc. and Bunge Ltd.

The Company believes that Mr. Hatfield’s qualifications to serve on the Board include his wide ranging experience and accomplishments with companies operating in industries similar to that of the Company, including service as Chairman and Chief Executive Officer of two other companies, his knowledge of and long experience with commodity, agricultural and related markets in which the Company operates, his strategic planning and investment skills and experience, and his knowledge of the Company gained from long service as a Company director and its Chairman.

•

Edward F. Ryan, 56, joined the Board of Directors on March 4, 2010. Since 1998, Mr. Ryan has served as President of Entrepreneurial Financial Resources, Inc. (“EFR”), a private equity firm that manages a portfolio of companies, and he currently serves as Chairman of several companies owned by EFR. Mr. Ryan is also Chairman of Summit Marketing, LLC, a national direct marketing, government services, promotional products, and recognition and incentive company. Mr. Ryan previously held a variety of positions at Code 3/Public Safety Equipment Inc., a supplier of lighting and sound based warning products, which he purchased in 1986 and continued to manage until its sale in 1998. Mr. Ryan also served as a director of K2 Inc. until it was acquired in 2007.

The Company believes that Mr. Ryan’s qualifications to serve on the Board include his experience and accomplishments as the owner of multiple successful companies operating in a variety of industries, his general management, finance and entrepreneurial skills, and his experience with and service on the boards of several other public and private companies, including two other public company boards.

•

Matthew M. Zell, 47, was first elected to the Board of Directors on April 9, 2010. He is currently a Senior Managing Director of the Equity Group Investments division of Chai Trust Company, L.L.C. Mr. Zell also serves on the board of Anixter International Inc., a leading global provider of communications, security and other products, and previously served on the boards of Homex Development Corp. and GP Strategies Corporation. Mr. Zell was the Chief Executive Officer of Prometheus Technologies, Inc. until he rejoined Equity Group Investments LLC in 2001.

The Company believes that Mr. Zell’s qualifications to serve on the Board include his substantial and varied management and leadership experience gained with various businesses, including his experience as a Chief Executive Officer, his entrepreneurial skills and experience, as well as his service on the boards of other publicly held companies.

Continuing Directors — Term to Expire in 2016

•

Jeffrey T. Cook, 57, is the Chief Financial Officer of the Port Blakely Companies, a privately held forestry company based in the Pacific Northwest, with operations in Washington, Oregon and New Zealand. From 2011 to mid-2013, Mr. Cook was a Principal and Managing Director of Heartland LLC, a privately held real estate advisory and investment firm based in Seattle, Washington. From 2003 to 2011, Mr. Cook was President and Chief Operating Officer of Stellar Holdings, Inc., a Seattle, Washington based private real estate operating company with operations in Sweden and Poland. Mr. Cook has been a member of the Board of Directors since 1998. He previously served Penford Corporation as President from January 2002 to January 2003, President and Chief Executive Officer from September 1998 to January 2002, Vice President, Finance and Chief Financial Officer from 1991 to August 1998, and was the Corporate Treasurer prior to that time. He joined the Company in 1983. He is a graduate of Stanford University with a B.A. in Economics.

The Company believes that Mr. Cook’s qualifications to serve on the Board include the knowledge gained from his long prior service with the Company, including his service as the Company’s Chief Executive Officer and in key financial roles, his familiarity with and knowledge of the Company’s operations, markets and customers, and his wide ranging experience as a senior executive and board member with other companies.

•

Thomas D. Malkoski, 57, joined Penford Corporation as Chief Executive Officer and was appointed to the Board of Directors in January 2002. He was named President of Penford Corporation in January 2003. From 1997 to 2001, he served as President and Chief Executive Officer of Griffith Laboratories, North America, a formulator, manufacturer and marketer of ingredient systems to the food industry. Previously, he served as Vice President/Managing Director of the Asia Pacific and South Pacific regions for Chiquita Brands International. Mr. Malkoski began his career at the Procter and Gamble Company, a marketer of consumer brands, progressing through major product category management responsibilities. Mr. Malkoski holds a B.A. in Economics from the University of New Hampshire and a Masters of Business Administration degree from the University of Michigan.

The Company believes that Mr. Malkoski’s qualifications to serve on the Board include his service and accomplishments as the Company’s President and Chief Executive Officer and as a director for over 11 years, his leadership and management abilities, his familiarity with the markets in which the Company operates, and his experience in industries in which the Company seeks to grow including his significant food industry marketing experience.

•

Sally G. Narodick, 68, has served as a member of the Board of Directors of the Company since August 1993. Ms. Narodick was an educational technology and e-learning consultant until she retired in March 2004. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chair and Chief Executive Officer of Edmark Corporation, an educational software company that was sold to IBM in 1996. A graduate of Boston University, Ms. Narodick earned an M.A. in Teaching from Columbia Teachers College and an M.B.A. from New York University. She also serves as a director of Cray, Inc. Ms. Narodick previously served as a director of Sum Total Systems, Inc., Puget Energy, Inc. and Solutia Inc.

The Company believes that Ms. Narodick’s qualifications to serve on the Board include her experience and accomplishments as a Chief Executive Officer and leader with several major organizations, her experience as a director with other large public companies and service in key committee roles with them, and her experience and success as an entrepreneur, as well as her detailed knowledge of the Company gained from long service as a director and Chair of the Executive Compensation and Development Committee.

OWNERSHIP OF COMPANY STOCK

The following table sets forth information as of December 6, 2013, regarding the beneficial ownership of the Company’s common stock by any person known to the Company to be the beneficial owner of more than five percent of the outstanding common stock, by the directors, by the Company’s Chief Executive Officer and Chief Financial Officer, by the three other highest paid executive officers in fiscal year 2013, and by the directors and executive officers as a group.

Name (and Address for Beneficial Owners over 5%)	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class(2)
Zell Credit Opportunities Side Fund, L.P.	1,223,579	9.79	(3)
2 North Riverside Plaza, Suite 600 Chicago, IL 60606
SEACOR Holdings Inc.	1,186,600	9.49	(4)
2200 Eller Drive Fort Lauderdale, FL 33316
T. Rowe Price Associates, Inc.	1,105,900	8.85	(5)
100 East Pratt Street Baltimore, MD 21202
Amici Capital, LLC	955,321	7.64	(6)
666 Fifth Avenue, Suite 3403 New York, NY 10103
Dimensional Fund Advisors, LP	867,811	6.94	(7)
Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746
Wellington Management Co., LLP	669,201	5.35	(8)
280 Congress Street Boston, MA 02210
Evan Behrens	—	*
William E. Buchholz	19,764	*
Jeffrey T. Cook (9)	182,215	1.46	(10)
Steven O. Cordier	208,691	1.65	(10)
R. Randolph Devening	16,529	*
Paul H. Hatfield	67,104	*
John C. Hunter III	18,396	*
Timothy M. Kortemeyer	119,965	*
Christopher L. Lawlor	101,412	*
Thomas D. Malkoski	416,757	3.24	(10)
Sally G. Narodick	28,329	*
John R. Randall	104,543	*
Edward F. Ryan	36,260	*
James E. Warjone	22,202	*
Matthew M. Zell	6,260	*
All directors and executive officers as a group (16 persons)	1,365,695	10.25	(10)

*	Represents less than 1%.

(1)	Unless otherwise indicated, beneficial ownership represents sole voting and investment power. The totals include shares that may be acquired within 60 days through the exercise of stock options, as follows: Mr. Buchholz, 2,171; Mr. Cordier, 180,334; Mr. Kortemeyer, 104,000; Mr. Lawlor, 90,000; Mr. Malkoski, 350,000; Mr. Randall, 80,000; Mr. Warjone, 1,667; and all directors and executive officers as a group, 822,339.

(2)	Based on 12,497,654 shares of Common Stock outstanding.

(3)	Information based on Schedule 13D dated December 5, 2012, which reports that Zell Credit Opportunities Side Fund, L.P., shares voting and dispositive power over these shares with Chai Trust Company, LLC, its general partner and investment manager.

(4)	Information based on Schedule 13D dated August 29, 2013. SEACOR Holdings Inc. had shared voting power and shared dispositive power over all shares.

(5)	Information based on Schedule 13F dated November 14, 2013. T. Rowe Price Associates, Inc. had voting authority as follows: sole, 108,000 shares; none, 997,900 shares.

(6)	Information based on Schedule 13F dated November 14, 2013. Amici Capital, LLC had sole voting power over all shares.

(7)	Information based on Schedule 13F dated November 13, 2013. Dimensional Fund Advisors, LP had voting authority as follows: sole, 846,904 shares; none, 20,907 shares.

(8)	Information based on Schedule 13F dated November 14, 2013. Wellington Management Co. LLP had shared voting power over all shares.

(9)	Includes shares held in irrevocable trusts for which Mr. Cook shares voting and investment power.

(10)	For purposes of calculating the percentage of class owned by this officer or director and the directors and executive officers as a group, the total shares of the class includes shares that may be acquired within 60 days through the exercise of stock options set forth in footnote (1).

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of four independent Directors and acts under a written charter approved by the Board of Directors. A copy of the charter is available at the Company’s Investor Center website at www.penford.com/investorcenter, under the “Corporate Governance” tab. The Board annually reviews the Nasdaq listing standards definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board has affirmatively determined that each member of the Audit Committee is able to read and understand fundamental financial statements as required by the listing standards of Nasdaq, and that Mr. William E. Buchholz is an “audit committee financial expert” as such term is defined by Securities and Exchange Commission rules.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for fiscal year 2013 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with KPMG LLP, the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the Statement on Auditing Standards No. 61 “Communication with Audit Committees” as amended (Codification of Statements on Accounting Standards AU 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with KPMG LLP the independence of KPMG LLP.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 31, 2013 for filing with the Securities and Exchange Commission. The Audit Committee has selected KPMG LLP as the independent auditor for fiscal 2014.

William E. Buchholz, Chair

John C. Hunter III

Edward F. Ryan

James E. Warjone

INDEPENDENT REGISTERED ACCOUNTING FIRM

Fees

The following table sets forth approximate aggregate fees billed to the Company by KPMG LLP in fiscal years 2012 and 2013.

	2012	2013
Audit Fees(1)	$690,600	$1,069,211
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	103,723	—

Total Fees	$794,323	$1,069,211

(1)	Includes fees for quarterly reviews and, for 2013 only, fees incurred in connection with a restatement.

(2)	Consists of fees for due diligence in connection with an acquisition.

The services described above were approved by the Audit Committee pursuant to the policy described below. The Audit Committee did not rely on any of the exceptions to pre-approval under Rule 2-01(c)(7)(i)(C) under Regulation S-X as promulgated by the Securities and Exchange Commission.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. These services may include audit services, audit-related services, tax services and other services. The Audit Committee determines from time to time those permitted services that have the general pre-approval of the Audit Committee, which is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee considers whether such services are consistent with SEC rules on auditor independence, as well as whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal No. 2

The Audit Committee has chosen KPMG LLP (also referred to as “KPMG”) to serve as the independent registered public accounting firm for the Company for the fiscal year ending August 31, 2014. Representatives of KPMG are expected to be present at the Annual Meeting of Shareholders, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Although not required by the Company’s Bylaws or otherwise, the Audit Committee and the Board believe it appropriate, as a matter of good corporate practice, to request that the shareholders ratify the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal year 2014. Assuming that a quorum is present, the selection of KPMG will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum but will not otherwise have any effect on the outcome of this proposal. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment and may retain KPMG or another firm without re-submitting the matter to the Company’s shareholders. Even if the shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2014.

REPORT OF THE

EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

In connection with the exercise of its duties, the Executive Compensation and Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” set forth below with management. Based upon that review and those discussions, the Executive Compensation and Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included by reference in the Company’s Annual Report to Shareholders on Form 10-K and included in this Proxy Statement.

Sally G. Narodick, Chair

R. Randolph Devening

Edward F. Ryan

James E. Warjone

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Executive Compensation and Development Committee (the “Committee”) is a Board of Directors committee comprised of four independent directors. The Committee is broadly charged by the Board of Directors to establish compensation and incentive programs for executive officers. Issues pertaining to executive compensation are decided by the Committee and reported to the full Board of Directors, except that with regard to the compensation of the Chief Executive Officer, the Committee reviews and recommends appropriate compensation to the full Board for approval.

The discussion below explains: (1) the philosophy and objectives of the Company’s compensation programs for executive officers, (2) each of the major elements comprising these compensation programs, and (3) the rationale for and process used to determine the amounts of each of these elements.

The Committee carefully considers feedback from shareholders regarding the Company’s executive compensation, including the results of the shareholders’ annual advisory vote on executive compensation. Shareholders are invited to express their views to the Committee, including as described above under the heading “Shareholder Communications.”

2013 “Say on Pay” Advisory Vote on Executive Compensation

At the Company’s 2013 Annual Meeting of Shareholders, approximately 96.5% of the votes cast on the advisory vote on executive compensation were cast in favor of the compensation of the Company’s named executive officers (not including abstentions and broker non-votes). The Board of Directors intends to hold future advisory votes on the compensation of the Company’s named executive officers every year.

Compensation Philosophy and Objectives

The Committee believes that executive officer compensation should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success.

The objectives of the executive officer compensation program include:

•

Competitive Compensation.    The Company needs to hire, retain and motivate executives with the requisite skills and experience to develop, expand and execute upon the Company’s business initiatives, as this is essential to the Company’s success in providing value to shareholders.

•	Performance-Based Compensation. Variable compensation tied to Company and individual performance should represent a significant portion of total compensation for the Company’s executives.

•

Reward Both Company Performance and Individual Achievement.    In determining annual incentive and long-term equity-based incentive awards, the Company considers both Company performance and individual achievement. Merit increases to base salaries are weighted towards recognition of individual performance and achievement.

•	Long Term Incentive. The Company believes that long term equity-based incentives are a valuable tool to align the interests of executives and other senior managers with those of shareholders.

Committee Practices

The Committee establishes total annual compensation for the Chief Executive Officer (subject to full Board approval) and other executive officers after reviewing each component of the executive’s compensation and applying the best business judgment of the Committee.

Compensation surveys may be used by the Committee for comparison with compensation levels and practices for persons holding comparable responsible positions at a peer group of publicly traded companies as identified below (the “Peer Group”) and a broader group of companies in general industry.

As has been noted in the past and still remains the case, the Committee is not aware of any companies that are truly comparable to the Company. The Committee believes that the Company’s business as a manufacturer and marketer of specialty value-added food and industrial ingredients, including advanced bio-chemicals and fuel ethanol, is not directly comparable to that of any other publicly traded company. The Committee has noted that the Company operates in complex market segments that involve larger and better resourced competitors and which require high levels of management and technical skills.

The Committee has also noted that the companies used in surveys may differ significantly from the Company with respect to size, products and markets. Because of the inherent limitations of survey data, the Committee does not mechanically apply such data, but it weighs the survey information with other Company and individual performance related factors. A significant part of this review with respect to executive officers other than the Chief Executive Officer is a discussion with the Chief Executive Officer of his recommendations and input regarding compensation for other executive officers.

Compensation Consultant

Depending on the Committee’s determination of the need for market data, the Committee has in past years engaged independent compensation consultant Towers Watson to prepare these studies. These studies have provided the Committee with relevant market data, trends and alternatives to consider when making compensation decisions. The Committee has used the study information to ensure that executive officer compensation plans remain competitive and that the Committee understands the plans in relation to market levels.

When Towers Watson has been engaged, it has been engaged by the Committee. Towers Watson has not been engaged by management in any material capacity. The Committee has determined that Towers Watson has not performed other work for the Company that has raised any conflict of interest.

In August 2012, the Committee retained Towers Watson to perform a review of the Peer Group and to complete a general executive compensation study. In July 2013, the Committee retained Towers Watson to perform a study and make recommendations concerning the Company’s Long-Term Incentive Plan.

Peer Group

As noted above, the Committee compares total compensation and its components for executives of the Company against executives of the Peer Group. Towers Watson conducted a review of the Peer Group in September 2012 and made suggested adjustments for the Committee’s review and approval. Thereafter, based upon the recommendations of Towers Watson and management, the Committee determined that the Peer Group would consist of the following 13 companies:

American Vanguard Corp.	Minerals Technologies Inc.
Balchem Corp.	Omega Protein Corp.
Calgon Carbon Corp.	OMNOVA Solutions Inc.
Chase Corp.	Quaker Chemical Corp.
Innophos Holdings, Inc.	Sensient Technologies Corp.
Innospec Inc.	Boulder Brands, Inc. (f/k/a Smart Balance, Inc.)
Landec Corp.

Towers Watson evaluated compensation at these Peer Group companies in connection with the executive compensation study for the Committee that was presented in October 2012.

Compensation Program Elements

The Committee’s policy is that the compensation package for executive officers shall consist of three components:

•	annual base salary;

•	the potential to earn annual incentive bonuses; and

•	long-term incentives, including stock option or other equity based awards designed to align management’s interests with those of shareholders.

Base Salary

Base salaries for senior executive officers are reviewed on an annual basis and at the time of promotion or other increase in responsibilities. In addition to salary data from the Peer Group and other sources, the Committee considers the following factors in arriving at or adjusting each executive officer’s base salary: (1) each executive officer’s scope of responsibilities; (2) each executive officer’s qualifications, skills and experience; (3) individual job performance, including the executive’s impact on the Company’s current financial results and his or her contributions to building longer-term shareholder value, and (4) with respect to executive officers other than the Chief Executive Officer, the recommendation of the Chief Executive Officer. During the past several years, salary adjustments, if any, for the Company’s Chief Executive Officer and other senior executive officers have been effective as of the beginning of the calendar year following the Committee’s annual review in the fall of each year.

Base salaries for the Company’s executives were not changed for about four years, from calendar year 2008 through the beginning of calendar year 2012. The Committee and the Board of Directors froze executive salaries during this period as a cost savings measure and in light of difficult economic conditions and challenges facing the Company. The Committee and the Board approved market-based executive salary adjustments effective in January 2012. Additional market and performance-based adjustments were approved for calendar year 2013 ranging from 4.2% to 7% for the named executive officers.

Annual Incentive Bonus Compensation

The Committee awards or, for the CEO, recommends to the full Board, performance-based bonus compensation in order to reward individual and Company performance. In October 2013, the Committee evaluated whether incentive bonuses should be awarded or recommended to executive officers in light of their individual achievements and the Company’s full year fiscal 2013 performance. The Committee’s decisions and recommendations to the Board regarding bonuses to be paid to executive officers were ultimately subjective; however, the Committee gave substantial weight to the Company’s quantitative performance for the fiscal year with respect to earnings per share, return on invested capital, earnings before income and taxes, product volumes, gross margins, and food ingredients and bioproducts revenue growth.

In addition, in determining whether to pay or recommend bonuses for each executive officer for fiscal 2013, the Committee considered (i) the scope of the executive’s responsibilities within the Company; (ii) the experience of the executive within the industry and at the Company; (iii) performance of the executive and his contribution to the Company; (iv) the Company’s financial and operating performance for the fiscal year; (v) the level of the executive’s compensation in past years; (vi) the executive’s historical target annual incentive bonus amount; (vii) the compensation needed to motivate and retain the executive; (viii) the recommendations of the Chief Executive Officer (and the recommendation of the Chairman of the Board with respect to the Chief Executive Officer); and (ix) general industry and market conditions and their impact upon the ability of the Company to achieve its goals.

The Company’s Fiscal Year 2013 Performance

In making its evaluation of incentive compensation for fiscal year 2013, the Committee again, as occurred in past years, took into account the leadership and management of the Company during a continuing period of economic recession or slow growth and unprecedented industry challenges. The Committee also noted the positive steps taken by management to implement strategic projects that have strengthened and transformed the Company during this challenging period.

The Committee particularly noted the following improvements and other developments during the fiscal year:

For the Company as a whole—

•

The Company’s market capitalization increased by approximately 87%, or $79 million, during the fiscal year. The higher market capitalization resulted in the Company’s addition to the Russell 3000 and Russell Global indices during the year.

•	Annual net income was $4 million, compared with a loss for the preceding year.

•	Consolidated revenues increased by 8% over the preceding year, or $34 million, to $467 million.

•	Consolidated operating cash flow improved by $22.1 million over the preceding year.

•	The successful integration of the Carolina Starches acquisition was completed.

•	Total debt was reduced by about 14%. Interest expense declined by approximately 54%.

For the Food Ingredients Division—

•	Revenue increased to a record $111.2 million, up 8.5% over the prior year.

•	Volume expanded 7% with growth in both potato and corn starches.

•	Significant new food starch production capabilities were added and successfully implemented.

•

The division grew its health and wellness product category by more than 30%. It launched new PenNovo® (modified food starch) line extensions and introduced new PenFibe® products (which provide a source of non-allergenic insoluble fiber that reduces caloric content).

For the Industrial Ingredients Division—

•	Full year revenue increased by 8% to a record $356 million.

•	Annual revenue for industrial specialty products improved by more than 25%.

•	The division’s bioproducts business was reorganized, which resulted in increased market exposure and efficiencies.

Committee Decisions

After the completion of the evaluation noted above, the Committee approved the award of annual incentive bonuses to the Company’s named executive officers in the following amounts: Mr. Malkoski, $305,000; Mr. Cordier, $120,000; Mr. Kortemeyer, $85,000; Mr. Randall, $100,000; and Mr. Lawlor, $75,000. The functions performed by each of the named executive officers are identified in the Fiscal Year 2013 Summary Compensation Table appearing below.

In October 2013 the Committee decided that in fiscal year 2014 it would continue the practice followed in the preceding years regarding the use of an essentially discretionary approach to determine annual incentive bonus compensation, but with substantial weight given to the Company’s performance for the year on certain standard quantitative measures. In order to motivate executives under this approach, the Committee approved targets for each of the named executives. These targets were established at the same levels as for the preceding year. Target bonus amounts for fiscal year 2014, payable in cash, are expressed as a percentage of base salary below:

Chief Executive Officer	100%
Chief Financial Officer	75%
Other Executive Officers	60%

The Committee expects to undertake an evaluation of whether discretionary annual incentive bonus compensation should be paid to Company executives after the conclusion of fiscal year 2014, and, if so, the amount of such compensation. The Committee continues to believe that retaining discretion in the determination of annual incentive bonus compensation for fiscal year 2014 will give it the flexibility to assess Company executives across a broad range of performance measures and other factors, while taking into account the need to motivate and retain executives during a continuing period of rapid change and challenging dynamics in the Company’s industries.

Long-Term Incentives

The Company’s 2006 Long-Term Incentive Plan, as amended (the “LTIP”) is administered by the Committee, which determines to whom stock option, restricted stock, performance cash or other LTIP awards are to be granted. Awards under the LTIP typically reward service and performance over a longer period of time than other methods of compensation and focus on the Company’s long-term strategic goals. The Committee has not adopted specific targets for long term incentive compensation. With regard to equity-based LTIP awards, the Committee determines the number of shares subject to each grant, the vesting schedule and exercise price. The LTIP provides that all stock options to executive officers and others must be granted at no less than 100% of fair market value on the date of the grant.

In January 2012, after the shareholders approved an amendment to the LTIP increasing the number of shares available, the Committee approved awards of non-qualified options, each with a three year vesting period, to the Chief Executive Officer and other named executives. At that time, the Committee noted that the awards were intended to apply to performance for both fiscal years 2011 and 2012, and that, absent unexpected or special circumstances, the Committee did not intend to consider further grants to management under the LTIP until the time that such awards are considered for fiscal year 2013 performance.

The Committee has not made any awards under the LTIP since the January 2012 awards noted above.

The Committee continues to believe that equity-based awards help to align the financial interests of management with those of the Company’s shareholders since the ultimate value of equity-based awards is tied to the value of the Company’s stock and these awards provide executives with a further equity stake in the Company. The Committee will continue to consider the Company’s financial performance, each executive’s level of responsibilities, the need to retain executive talent, the long-term incentive compensation practices for similar positions at Peer Group and other comparable companies, and the advice of the Committee’s consultant in determining equity-based awards. In addition, prior to making an equity-based LTIP grant, the Committee will continue to consider the Company’s share price, the volatility of the share price, and potential dilution. Options and restricted stock awarded to executives under the LTIP have generally vested ratably over three or four years.

The Committee generally expects to continue to consider LTIP awards for executives at or near the conclusion of each of the Company’s fiscal years; however, the Committee may, applying its best judgment at the time, make LTIP awards at additional or different times. In the future the Committee may utilize options, restricted stock, performance-based restricted stock units, performance-based cash awards, and/or other types of awards and mixtures of awards available under the LTIP, depending upon the circumstances at the time.

The Company’s Board of Directors approved the adoption of Common Stock Ownership and Retention Guidelines for Directors and Corporate Officers which provides stock ownership guidelines for officers and prohibits pledging and hedging of the Company’s stock by officers, as described above under the “Governance of the Company” heading.

Employment Related Agreements

Except with respect to the change in control agreements described in more detail below, the Company does not have employment agreements that provide for continued employment for any period of time or which guarantee severance benefits upon termination.

The Company has change in control agreements with each of its executive officers to provide for continuity of management in the event of a change in control of the Company. Pursuant to each agreement, the Company agrees to provide certain payments and benefits to the participants if they are terminated within 24 months after a “Change in Control,” as defined in the agreements. Participants will not be considered “terminated” for purposes of these agreements if they die, become disabled or are terminated for cause. They will, however, be considered “terminated” if they voluntarily leave the Company’s employ for certain good reasons (defined as “Good Reason” in the agreements), and, for Messrs. Malkoski and Cordier, if they voluntarily terminate employment during the 30-day period beginning on the first anniversary of a Change in Control. A description of the payments and benefits under these agreements is set forth in the “Change-in-Control Arrangements” section below.

Clawback Policy

In addition to the clawback provisions of the Sarbanes-Oxley Act that apply to the Chief Executive Officer and the Chief Financial Officer, the Board of Directors has adopted a policy which generally provides that in the event of a restatement of the Company’s financial results (other than due to a change in applicable accounting rules or interpretations) the result of which is that any performance-based compensation paid to a Company executive officer (which includes any of the Company’s officers named in this Proxy Statement) during the three years preceding such restatement would have been lower had it been calculated based on such restated results, the Executive Compensation and Development Committee shall review such compensation and, if the Committee determines that the amount of any such compensation actually paid or awarded to an executive officer (the “Awarded Compensation”) would have been a lower amount had it been calculated based on such restated financial statement (the “Adjusted Compensation”), and that such executive officer engaged in intentional or unlawful misconduct which materially contributed to the need for such restatement, then the Committee shall, except as otherwise provided in the policy, seek to recover for the benefit of the Company the excess of the Awarded Compensation over the Adjusted Compensation. The Committee is permitted to exercise reasonable discretion when determining whether to obtain any recovery. The Company’s policy in this area is posted on its Investor Center website at www.penford.com/investorcenter, under the “Corporate Governance” tab. The Company will continue to monitor new rules or guidance by regulatory authorities in this area and will modify its clawback policy to the extent applicable.

Benefits and Perquisites

The Company’s executive officers participate in the broad-based benefits plans that are available to other employees. With the exception of a car program, as well as tax preparation assistance for the Chief Executive Officer and the Chief Financial Officer, the Company does not provide additional material perquisites for its executive officers.

Tax and Accounting Considerations

The Committee considers the tax and accounting implications of its compensatory programs. Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (“Internal Revenue Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the three other most highly compensated officers (other than the Chief Executive Officer and Chief Financial Officer). Performance-based compensation arrangements (such as options but not restricted stock) may qualify for an exemption from the deduction limit if such arrangements satisfy various requirements under Section 162(m). Although the Company considers the impact of this rule as well as other tax consequences (such as the non-deductibility of certain change in control payments) when developing and implementing the Company’s executive compensation programs, the Company has not adopted a policy that all compensation must qualify as deductible.

EXECUTIVE COMPENSATION

FISCAL YEAR 2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas D. Malkoski	2013 2012 2011	595,000	305,000	—	256	45,286	945,542
President and Chief Executive Officer		566,667	525,000	948,140	112,406	40,445	2,192,658
		550,000	523,500	—	34,470	49,319	1,157,289
Steven O. Cordier	2013 2012 2011	370,000	120,000	—	1,366	24,307	515,673
Senior Vice President, Chief Financial Officer		355,000	250,000	357,132	106,065	24,587	1,092,784
		345,000	215,000	—	28,598	24,586	613,184
John R. Randall	2013 2012 2011	280,000	100,000	—	6,701	31,253	417,954
Vice President and President, Penford Food Ingredients		265,000	140,000	237,035	25,775	26,948	694,758
		255,000	150,000	—	84,046	26,615	515,661
Timothy M. Kortemeyer	2013 2012 2011	280,000	85,000	—	—	32,885	397,885
Vice President and President, Penford Industrial Ingredients		266,667	85,000	237,035	114,232	30,261	733,195
		260,000	75,000	—	26,056	32,150	393,206
Christopher L. Lawlor	2013	269,000	75,000	—	—	22,121	366,121
Vice President - Human Resources, General Counsel and Secretary	2012	253,000	95,000	189,628	—	27,848	565,476
	2011	245,000	80,000	—	—	27,870	352,870

(1)	The amounts reflect incentive/retention bonuses awarded to the named executive officers for services rendered during fiscal years 2013, 2012 and 2011.

(2)	The amounts represent the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), except that no assumptions were included for estimated forfeitures related to service-based vesting conditions. The grant date fair value is calculated using the Black-Scholes option-pricing model. See Note 11 of the Notes to Consolidated Financial Statements in the Company’s Report on Form 10-K for the year ended August 31, 2013 regarding the assumptions underlying the valuation of stock option awards.

(3)	The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under the Company’s qualified pension plan, determined using interest rate and mortality rate assumptions consistent with those described in Note 12 of the Notes to Consolidated Financial Statements in the Company’s Report on Form 10-K for the year ended August 31, 2013. These amounts also include above-market interest on the Company’s nonqualified deferred compensation plan as follows: Mr. Malkoski, $157 and Mr. Randall, $124. The interest earnings are also disclosed in the 2013 Deferred Compensation Table. Interest is credited to a participant’s account at the monthly equivalent of an annual yield that is two percentage points higher than the annual yield of the Moody’s Average Corporate Bond Yield Index for the preceding month.

(4)	All Other Compensation consists of the items in the following table.

Name	Year	Automobile Expenses($)	Tax Preparation Fees ($)	Tax Reimbursements ($)(1)	Company Contributions for 401(k) Plans ($)(2)	Total ($)
Thomas D. Malkoski	2013	17,417	2,460	8,027	17,582	45,486
Steven O. Cordier	2013	16,193	800	7,314	—	24,307
John R. Randall	2013	13,750	—	6,201	11,302	31,253
Timothy M. Kortemeyer	2013	12,750	—	6,125	14,010	32,885
Christopher L. Lawlor	2013	7,314	—	3,635	11,172	22,121

(1)	Executives are reimbursed for taxes associated with benefits received under the Company’s auto program and, for Mr. Malkoski and Mr. Cordier, tax preparation assistance.

(2)	Pursuant to the terms of the Company’s Savings and Stock Ownership (401(k)) Plan, for each pay period the Company makes matching contributions of one dollar for each dollar contributed up to 3% of eligible pay plus 50 cents for each dollar contributed between 3% and 6% of eligible pay.

Grants of Plan-Based Awards

There were no grants of plan-based awards to the Company’s named executive officers during the fiscal year ended August 31, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on each named executive officer’s outstanding equity awards as of August 31, 2013.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards (1)
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Exercise Date	Grant Date
Name	Exercisable	Unexercisable
Thomas D. Malkoski	35,000	—	16.34	11/3/14	11/3/04
	35,000	—	13.32	10/28/15	10/28/05
	80,000	—	17.07	8/28/15	8/28/08
	100,000	200,000	$5.65	1/26/19	1/26/12
Steven O. Cordier	30,000	—	16.34	11/3/14	11/3/04
	25,000	—	13.32	10/28/15	10/28/05
	50,000	—	17.07	8/28/15	8/28/08
	37,667	75,333	5.65	1/26/19	1/26/12
John R. Randall	10,000	—	16.34	11/3/14	11/3/04
	15,000	—	16.25	10/31/13	10/31/06
	20,000	—	17.07	8/28/15	8/28/08
	25,000	50,000	5.65	1/26/19	1/26/12
Timothy M. Kortemeyer	4,000	—	16.34	11/3/14	11/3/04
	5,000	—	13.93	8/18/15	8/18/05
	5,000	—	13.32	10/28/15	10/28/05
	40,000	—	17.07	8/28/15	8/28/08
	25,000	50,000	5.65	1/26/19	1/26/12
Christopher L. Lawlor	30,000	—	15.12	4/22/15	4/22/05
	10,000	—	16.25	10/31/13	10/31/06
	20,000	—	17.07	8/28/15	8/28/08
	20,000	40,000	5.65	1/26/19	1/26/12

(1)	Stock options granted on January 26, 2012 vest ratably over three years on the anniversary of the grant date. All other stock options vested ratably over four years on the anniversary of the grant date. Options granted prior to January 24, 2006 were granted under the 1994 Stock Option Plan. All other grants of stock options were granted under the 2006 Long-Term Incentive Plan.

Options Exercised

The following table provides information with respect to option exercises during the last fiscal year for each of the named executive officers.

2013 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
Thomas D. Malkoski	50,000	138,000	10,667	81,283
Steven O. Cordier	40,000	110,400	5,334	40,645
John R. Randall	—	—	4,000	30,480
Timothy M. Kortemeyer	—	—	4,000	30,480
Christopher L. Lawlor	—	—	3,200	24,384

(1)	43,996 shares were withheld to cover the exercise price and taxes for Mr. Malkoski’s stock option exercises; 35,171 shares were withheld to cover the exercise price and taxes for Mr. Cordier’s stock option exercises.

(2)	The value realized on exercise was computed as the difference between the market price of the Company’s common stock on the date of exercise and the exercise price of the options.

(3)	The value realized on vesting was determined using the closing price of the Company’s common stock on the date of vesting.

Retirement Plan

The Company has a defined benefit retirement plan (the “Retirement Plan”) for salaried employees. Prior to January 1, 2005, all North American-based active employees who were not members of the collective bargaining unit were eligible to participate in the Retirement Plan. The Retirement Plan was closed to new entrants as of January 1, 2005.

Under the Retirement Plan, the normal retirement age is 65; however, participants may continue to work beyond age 65. Retirement benefits are calculated based on actual years of service up to a maximum of 30 years and actual earnings to the date of retirement. The retirement benefit is calculated as follows: (1) the sum of (a) 1% of the “Final Average Monthly Earnings,” defined as the average monthly earnings during the five consecutive calendar years in which an employee’s compensation was the highest, plus (b) 0.5% of the Final Average Monthly Earnings in excess of the monthly Social Security Covered Compensation, defined as the maximum salary on which social security taxes are paid during a year, (2) multiplied by an employee’s years of credited service up to 30 years. Employees may retire at age 55 if they have completed 20 years of service. The early retirement benefit is computed in the same manner as the normal retirement calculation described above except that the employee would receive a percentage of the normal retirement benefit ranging from 56% at age 55 to 98% at age 64.

Compensation covered by the Retirement Plan includes salaries and bonuses as set forth in the Summary Compensation Table, subject to the Internal Revenue Code limitations. The following table shows the years of credited service and the present value of accumulated benefits for each of the named executive officers.

2013 PENSION BENEFITS TABLE(1)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (3)	Payments During Last Fiscal Year ($)
Thomas D. Malkoski	Penford Corporation Retirement Plan	11.7	310,248	—
Steven O. Cordier	Penford Corporation Retirement Plan	11.1	293,737	—
John R. Randall	Penford Corporation Retirement Plan	10.5	374,696	—
Timothy M. Kortemeyer	Penford Corporation Retirement Plan	14.3	222,002	—
Christopher L. Lawlor	(2)	—	—	—

(1)	Pension benefits vest after five years of employment. Benefits are paid as an annuity and may not be paid in a lump-sum.

(2)	Mr. Lawlor was hired subsequent to the closure of the pension plan to new hires and, therefore, does not participate in the Plan.

(3)	The assumptions used for determining present values are consistent with those used for year end financial reporting as discussed in Note 12 of the Notes to Consolidated Financial Statements in our Report on Form 10-K for the year ended August 31, 2013. In accordance with SEC guidance, assumptions incorporated into these calculations include commencement of benefits at the earliest unreduced retirement age and no pre-retirement decrements.

Deferred Compensation

The Company maintains the Penford Corporation Deferred Compensation Plan, which is a nonqualified, unfunded deferred compensation plan that provides the Company’s directors, officers and certain key employees with the opportunity to defer a portion of their fees, salaries and bonuses on a tax-deferred basis. Interest is credited and compounded monthly based on the monthly equivalent of the annual yield on Moody’s Average Corporate Long-Term Bond Yield Index. The Company has established a so-called “rabbi trust” by entering into a trust agreement with a trustee in order to assist the Company in meeting its obligations to make deferred compensation payments to plan participants. In fiscal 2011, the Deferred Compensation Plan was amended and closed to new contributions effective January 31, 2011.

The following table provides information regarding executive contributions, earnings and account balances for each of the named executive officers in the Deferred Compensation Plan. No executive officer made any withdrawals or received any distributions during fiscal 2013.

2013 NONQUALIFIED DEFERRED COMPENSATION TABLE(1)

Name	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Thomas D. Malkoski	31,783	—	542,579
Steven O. Cordier	—	—	—
John R. Randall	6,241	—	106,551
Timothy M. Kortemeyer	16,419	—	280,301
Christopher L. Lawlor	—	—	—

(1)	No contributions to the Deferred Compensation Plan were made by either executives or the Company during fiscal year 2013. No additional contributions will be made to the Plan, but earnings will continue to be credited to participant accounts for earlier contributions.

(2)	These amounts include above-market interest of $157 and $124 for Messrs. Malkoski and Randall, respectively. Above market interest is included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

Change-in-Control Arrangements

The Company has change-in-control agreements with each of the named executive officers. These agreements are intended to provide for continuity of management in the event of a change of control of the Company. Pursuant to each agreement, Penford agrees to provide certain benefits to the participants if they are terminated in connection with a “Change in Control,” as defined in the agreements and summarized below. Each of these agreements continues until Penford terminates the agreement upon twelve months prior written notice, provided that if a Change in Control occurs prior to the termination date of the agreement, the agreement will remain in effect with respect to all rights accruing as a result of the occurrence of the Change in Control.

The Company’s current form of change-in-control agreement was originally entered into with certain key Company executives in the spring of 2006 following extensive discussions and reviews by the Executive Compensation and Development Committee and the Board of Directors. Although the form of the agreement has been amended twice in order to comply with changes in law and to reflect adjustments to the Company’s incentive bonus program, the form of the agreement remains substantially the same as in 2006. At the time that the Committee and Board considered the form of these agreements in 2006 and earlier, they received and considered expert advice regarding customary terms and conditions for this type of agreement with key executives. The Committee and Board also discussed the agreement with the Company’s executive officers and took into account their concerns regarding change-in-control situations that could arise at the Company. The Committee and Board noted the Company’s relatively small size in relation to its competitors in the highly competitive markets in which the Company participates, and considered that shareholder interests would be protected by motivating and retaining talented executives capable of guiding the Company through the challenges it faced.

In this connection, the Committee and Board are aware that since the date that the form of the Company’s change-in-control agreement was initially approved by them, the views of some governance advisers and others regarding once customary terms in these agreements have evolved. The Committee and Board have carefully considered these views but they have concluded that now is not the appropriate time to try to change the form of the Company’s change-in-control agreement with the Chief Executive Officer or Chief Financial Officer, the only executives with reimbursement for excise taxes payable upon a change in control. However, in considering evolving market practices, the Committee currently does not intend to include reimbursement for excise taxes payable by an executive following a change in control in any future agreements with executive officers.

To receive the payments and benefits for a termination in connection with a Change in Control under an agreement, participants must execute a waiver and release in favor of Penford. Participants must also agree to noncompetition and nonsolicitation provisions for a period extending beyond their termination of employment, as well as to nondisparagement and confidentiality provisions.

Under these agreements, participants, regardless of whether their employment is terminated in connection with a Change in Control, are entitled to vesting immediately prior to a Change in Control of all options and other equity-based rights and interests outstanding immediately prior to the Change in Control.

Under these agreements, participants are entitled to certain benefits if they are terminated within 24 months after a Change in Control. Participants will not be considered “terminated” for purposes of these agreements if they die, become disabled or are terminated for cause. They will, however, be considered “terminated” if they voluntarily leave the Company’s employment for certain good reasons (defined as “Good Reason” in the agreements and summarized below) and, in the case of Mr. Malkoski and Mr. Cordier, if they voluntarily terminate employment during the 30-day period beginning on the first anniversary of a Change in Control.

Upon a termination in connection with a Change in Control, participants will be eligible to receive 50% of the compensation payable to them under the agreement (referred to as the “CIC Amount”) within 30 days after their termination of employment and 50% in equal monthly installments over the compensation period, which for

Messrs. Malkoski, Cordier and Randall is 30 months and for Messrs. Kortemeyer and Lawlor is 24 months. The CIC Amount is the product of (a) base salary plus the participant’s Average Target Attainment Bonus (as defined in the agreements) over a specified period, times (b) 2.5 for Messrs. Malkoski, Cordier, Randall, and Kortemeyer and 2.0 for Mr. Lawlor. In addition, participants receive a prorated target bonus for the year of termination and Penford will pay the cost of outplacement services for a period, which in the case of Mr. Malkoski and Mr. Cordier would be 12 months and for the other participants would be 6 months. Participants will also be entitled to continuation of certain medical, life and other benefits during the compensation period. Mr. Malkoski and Mr. Cordier are also entitled to an additional payment, if necessary, to make them whole as a result of excise and related taxes imposed by the Internal Revenue Code on change of control benefits. If such excise taxes would otherwise be applicable to other participants, such other participants would have the payments under the agreement reduced such that the aggregate present value of the payments under the agreement would not exceed one hundred dollars less than three times the participant’s base amount (generally average compensation from Penford for the preceding five years) under the Internal Revenue Code. In 2008, the agreements were amended to reflect tax law changes which will likely result in Messrs. Malkoski and Cordier not receiving the CIC Amount until six months after their termination of employment.

A general summary of certain definitions used in the agreements follows:

“Change of Control” generally means any of the following events: (i) The Company is merged, consolidated or reorganized (“Reorganization”) with another entity and as a result of which less than 50% of the outstanding voting interests or securities of the surviving or resulting entity immediately after the Reorganization are owned in the aggregate by the former shareholders of the Company, in substantially the same proportions as their ownership before such Reorganization; (ii) The Company sells all or “Substantially All” (generally defined as exceeding 50% of the fair market value of the Company’s assets) to another entity; (iii) Any person acquires more than 40% of the outstanding voting securities of the Company; or (iv) During any 24 month period, individuals who constitute the Board of Directors of the Company at the beginning of such period cease to constitute at least a majority thereof, unless the election, or nomination for election by the Company’s shareholders, of each new director was approved (other than in connection with an actual or threatened solicitation of proxies or consents by another) by the vote of at least two-thirds of the directors then still in office who were directors of the Company at the beginning of such period.

“Good Reason” generally exists if, after written notice by the executive to the Company and a thirty (30) day opportunity by the Company to cure during which the Company does not cure the condition, (i) The executive’s most significant duties, responsibilities or authority are reduced or diminished in other than an immaterial manner; (ii) Either (A) the executive’s base salary or target bonus are reduced by the Company, or (B) the executive’s benefits are denied or modified in a manner different than changes applicable to other executive officers, and (C) the aggregate effect of all such reductions, denials and modifications (including any increases in compensation, bonuses, or benefits) represents more than an immaterial reduction to the Executive’s overall compensation package; (iii) The Company violates the material terms of the agreement; (iv) The executive is required to relocate his principal place of employment more than 50 miles from both his principal place of employment and his principal residence; or (v) There is a liquidation, dissolution, consolidation or merger of the Company or transfer or sale of all or a substantially all of its assets, unless a successor (by merger, consolidation or otherwise) to which all or substantially all of its assets have been transferred or sold has assumed all duties and obligations of the Company under the agreement.

The following table quantifies the payments and benefits that each named executive officer would receive under the Company’s compensation programs upon various scenarios for termination of employment or a change-in-control of the Company.

2013 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE(1)

Name	Benefit	Change in Control, Death or Disability ($)	Termination After Change in Control($) (5)
Thomas D. Malkoski	Change in Control Amount(2)	—	2,981,159
	Tax Gross Up(3)	—	1,728,220
	Prorated Target Bonus	—	605,000
	Accelerated Vesting of Stock Options(4)	1,580,000	—
	Benefit coverage continuation	—	45,000
	Outplacement services	—	30,000

		1,580,000	5,389,379

Steven O. Cordier	Change in Control Amount(2)	—	1,623,264
	Tax Gross Up(3)	—	888,130
	Prorated Target Bonus	—	281,250
	Accelerated Vesting of Stock Options(4)	595,131	—
	Benefit coverage continuation	—	45,000
	Outplacement services	—	30,000

		595,131	2,867,644

Timothy M. Kortemeyer.	Change in Control Amount(2)	—	977,269
	Prorated Target Bonus	—	114,000
	Accelerated Vesting of Stock Options(4)	395,000	—
	Benefit coverage continuation	—	45,000
	Outplacement services	—	20,000

		395,000	1,156,269

John R. Randall	Change in Control Amount(2)	—	1,025,648
	Prorated Target Bonus	—	114,000
	Accelerated Vesting of Stock Options(4)	395,000	—
	Benefit coverage continuation	—	45,000
	Outplacement services	—	20,000

		395,000	1,204,648

Christopher L. Lawlor	Change in Control Amount(2)	—	764,436
	Prorated Target Bonus	—	110,000
	Accelerated Vesting of Stock Options(4)	316,000	—
	Benefit coverage continuation	—	36,000
	Outplacement services	—	15,000

		316,000	925,436

(1)	Assumes termination or change of control occurred on August 31, 2013.

(2)	The Change in Control Amount is the product of (a) base salary plus the participant’s Average Target Attainment Bonus (as defined in the agreements) over a specified period, times (b) 2.5 for the named executive officers other than Mr. Lawlor and 2.0 for Mr. Lawlor.

(3)	The Company will make additional payments to Messrs. Malkoski and Cordier if an excise tax arises under Section 4999 of the Internal Revenue Code (“Code”) as a result of the Internal Revenue Service treating any payment or acceleration right as contingent upon a change of control pursuant to Section 280G of the Code. The net result of these payments will be to place the executive in the same after-tax position as if the excise tax had not been imposed.

(4)	Amounts in the “Change in Control, Death or Disability” and “Termination After Change in Control” column reflect the acceleration of vesting for stock options granted pursuant to the 2006 Long-Term Incentive Plan. Amounts are computed as the spread between the option exercise price and the closing market price of Penford common stock on August 31, 2013 times the number of unexercisable options at August 31, 2013.

(5)	Amounts in the column “Termination after Change in Control” reflect amounts payable to the named executive officers if terminated within two years after a change in control. Note that the acceleration of stock options and restricted stock occurs upon a Change in Control regardless of whether employment is terminated and such acceleration is shown in the column “Change in Control, Death or Disability.”

ADVISORY VOTE ON

EXECUTIVE COMPENSATION PROGRAM

Proposal No. 3

This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the Company’s executive officers as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.

The Executive Compensation and Development Committee and the Board of Directors believe that the executive compensation program, as described in the Compensation Discussion and Analysis, is effective in tying compensation with performance and aligning the interests of executives with both the short and long-term interests of the Company’s shareholders, while reducing incentives for unnecessary and excessive risk taking.

In making a decision, the Board of Directors asks that shareholders review carefully the description of the Company’s executive compensation program in the Compensation Discussion and Analysis. The Company’s executive compensation program is designed to align executive and shareholder interests. The program contains a significant proportion of incentive based pay as a percent of total compensation, and such awards are an important part of the program.

The Executive Compensation and Development Committee will continue to maintain an executive compensation program that will have a meaningful portion of total compensation tied to Company performance. The Committee also believes that executives should accumulate equity stakes over time to further align their economic interests with those of shareholders. Consistent with this objective, this year the Board of Directors approved the adoption of Common Stock Ownership and Retention Guidelines for Directors and Corporate Officers which, in addition to providing stock ownership and retention guidelines for officers and directors, prohibits officers and directors from hedging or pledging the Company’s common stock.

Building upon the Company’s improved business results, positioning the Company for future successes, and further enhancing long-term shareholder value will require that the Company continue to attract, retain and motivate its executives and workforce effectively.

In accordance with applicable law, this vote is “advisory,” meaning that the vote is not binding on the Company. The Committee will seriously consider the outcome of this vote when determining future executive compensation arrangements.

Based upon the information provided above and elsewhere in this Proxy Statement, the Board of Directors requests that shareholders approve the following advisory resolution:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Company’s Executive Compensation and Development Committee is a past or present officer or employee of the Company or any of its subsidiaries, nor has any member of the Company’s Executive Compensation and Development Committee had any relationship requiring disclosure under Item 404 of Regulation S-K as promulgated by the Securities and Exchange Commission. Likewise, none of the Company’s executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity where one of the other entity’s executive officers served on the Company’s Board or Executive Compensation and Development Committee.

TRANSACTIONS WITH RELATED PERSONS

Pursuant to its charter, the Company’s Audit Committee reviews all transactions with related persons (as defined in Item 404 of Regulation S-K as promulgated by the Securities and Exchange Commission) and resolves issues of conflict of interest. If any member of the Audit Committee is also an officer, director or an interested party of or in a corporation or other entity with which a conflict arises, that member will not participate in the deliberations or vote on any matter involving that corporation or other entity. The Audit Committee reviews each related person transaction that comes to its attention on a case-by-case basis, either in advance or when the Audit Committee becomes aware of a related person transaction that was not reviewed and approved in advance.

The Company’s written Code of Business Conduct and Ethics provides that directors and employees are expected to avoid situations and relationships that involve actual or potential conflicts of interest and to fully disclose to the Company those conflicts of interest that cannot be avoided. The Code of Business Conduct and Ethics notes that a “conflict of interest” exists when private interest interferes in any way with the interests of the Company or makes it difficult for the director or employee to perform work for the Company objectively and effectively. Directors and employees are required to avoid any personal activity, investment or association with the Company’s competitors, customers, suppliers and other third parties that could appear to interfere with the director’s or employee’s judgment concerning the Company’s best interests and they must never exploit their position or relationship with the Company for personal gain.

The Company has not adopted a separate written policy or procedures governing its approval of transactions with related persons beyond that which is set forth in the Audit Committee charter and the Code of Business Conduct and Ethics.

Except for the preferred stock redemptions described below, the Company is not aware of any transaction since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any of the Company’s officers, directors or nominees or any holder of 5% of the Company’s common stock or their immediate family members had or will have a direct or indirect material interest.

On April 7, 2010, the Company entered into a Securities Purchase Agreement with Zell Credit Opportunities Master Fund, L.P., an investment fund (the “Fund”), managed by EGI Investment Manager, LLC, a subsidiary of Equity Group Investments, LLC, a private investment firm. Pursuant to that Purchase Agreement, the Company issued $40 million of Series A 15% Cumulative Non-Voting Non-Convertible Preferred Stock (the “Series A Preferred Stock”) and 100,000 shares of Series B Voting Convertible Preferred Stock in a private placement to the Fund. Matthew M. Zell, a director of the Company, was originally elected to the Board on April 9, 2010 in connection with the investment made by the Fund in the Series A Preferred Stock. Mr. Zell was subsequently elected to the Board by the shareholders at the Company’s 2011 and 2012 Annual Meetings of Shareholders. Mr. Zell is currently a Senior Managing Director of the Equity Group Investments division of Chai Trust Company LLC.

On April 27, 2012, the Company redeemed 41,250 shares of the Series A Preferred Stock at the original issue price of $16.5 million plus accrued dividends of $3.5 million. On July 9, 2012, the Company redeemed the remaining outstanding 58,750 shares of the Series A Preferred Stock at the original issue price of $23.5 million plus accrued dividends of $5.4 million. These redemptions and dividend payments were funded with available balances under the Company’s bank credit facility. These transactions were unanimously approved by the Company’s Board of Directors with Mr. Zell abstaining from the votes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require the Company’s directors and executive officers, and persons who own more than ten percent (10%) of the Company’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any securities of the Company.

Based solely on its review of copies of such reports received by it and written representations from certain persons that no other reports were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with for the fiscal year ended August 31, 2013, except that Mr. Evan Behrens, a director, filed his initial Form 3 following his election to the Board three days late due to an administrative oversight.

SHAREHOLDER PROPOSALS

Shareholder proposals that are (a) intended for inclusion in next year’s proxy statement, or (b) to be presented at next year’s Annual Meeting of Shareholders without inclusion in the Company’s proxy materials, must be directed to the Corporate Secretary at Penford Corporation, 7094 South Revere Parkway, Centennial, CO 80112, and must be received by August 22, 2014. Any shareholder proposal for next year’s Annual Meeting submitted after August 22, 2014 will not be considered filed on a timely basis with the Company. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion; and (2) the proponent does not deliver a proxy statement and form of proxy to the Company’s shareholders pursuant to the procedures specified under the applicable rules and regulations.

SOLICITATION OF PROXIES

The Proxy Card accompanying this Proxy Statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors, and other employees of the Company, none of whom will receive any additional compensation for their services. Representatives of Alliance Advisors LLC also may solicit proxies as a part of the services they provide to the Company. The Company is paying approximately $10,000 for these solicitation services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile, or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of soliciting proxies will be paid by the Company.

VOTING TABULATION

Votes Required

Under the Washington Business Corporation Act, the Company’s directors are elected by a plurality of the votes represented in person or by proxy at the meeting. The candidates for directors who are elected will be those candidates receiving the largest number of affirmative (for) votes cast by the shares entitled to vote in the election, up to the number of directors to be elected. All other proposals will be approved if they receive the affirmative (for) vote of a majority of the total votes cast on the proposal.

Votes cast by proxy or in person at the meeting will be tabulated by Computershare, the stock transfer agent designated by the Company. A majority of the shares eligible to vote must be present in person at the Annual Meeting of Shareholders or represented by proxy to provide a quorum so that action may be taken.

Effect of an Abstention and Broker Non-Votes

A shareholder who returns a proxy but abstains from voting on any or all proposals and broker non-votes (shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees or any other proposal.

Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to certain routine matters, such as the ratification of the selection of the independent registered public accounting firm, by their clients may vote their client’s shares in their own discretion. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on the election of directors and non-routine proposals. In the event that a broker, bank, custodian, nominee or other record holder of Penford Corporation common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, referred to as a “broker non-vote,” then those shares will not be voted with respect to that matter.

Please note that brokers may not vote a shareholder’s shares on the election of directors or the advisory vote regarding executive compensation in the absence of specific instructions from the shareholder as to how to vote. Shareholders are requested to please vote their proxy so that their vote can be counted.

INTERNET VOTING

The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the most recent fiscal year accompanies this Proxy Statement. The Company will furnish without charge, upon the written request of any person who is a shareholder or a beneficial owner of shares of common stock, a copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission for its most recent fiscal year, including financial statement schedules but not including exhibits. Requests should be directed to the Corporate Secretary at Penford Corporation, 7094 South Revere Parkway, Centennial, CO 80112.

HOUSEHOLDING

Intermediaries such as brokers are permitted to satisfy delivery requirements for proxy materials with respect to multiple shareholders who share the same last name and address by delivering a single proxy statement addressed to those shareholders. This process is known as “householding.” Shareholders who do not wish to participate in householding and would prefer to receive separate proxy material, or shareholders who receive multiple copies of the proxy material and wish to receive only one, should notify their broker. The Company does not household proxy material for shareholders of record. If a shareholder of record wishes to participate in householding, please contact the Corporate Secretary, Penford Corporation, 7094 S. Revere Parkway, Centennial, CO 80112.

OTHER MATTERS

The Company is not aware of any other business to be acted upon at the meeting. If other business requiring a vote of the shareholders should come before the meeting, the holders of the proxies will vote in accordance with their best judgment.

December 20, 2013

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Time, on January 29, 2014.
Vote by Internet
• Go to www.investorvote.com/PENX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Evan Behrens	☐	☐	02 - William E. Buchholz	☐	☐	03 - John C. Hunter III	☐	☐
	04 - James E. Warjone	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.	☐	☐	☐	3. To give an advisory vote to approve the compensation of the Company’s executive officers.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of Shareholders.

The Proxy Statement and the 2013 Annual Report on Form 10-K are available at:

www.penford.com/annual-reports

Attention Internet Users!

You can now access your stockholder information on the following secure Internet site: www.computershare.com/investor

Step 1: Register (1st time users only) Click on “Create Login” in the blue box and follow the instructions.	Step 3: View your account details and perform multiple transactions, such as:

Step 2: Log In (Returning users) Enter your User ID and Password and click the Login button.	•	View account balances	•	Change your address
	•	View transaction history	•	View electronic stockholder communications
	•	View payment history	•	Buy or sell shares
	•	View stock quotes	•	Check replacements

If you are not an Internet user and wish to contact Penford Corporation, you may use one of the following methods:

Call: 1.877.655.6966         Write:       Penford Corporation, c/o Computershare, P.O. Box 43078, Providence, RI 02940-3078

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Annual Meeting of Shareholders — January 30, 2014

THIS PROXY IS SOLICITED BY BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Thomas D. Malkoski, Steven O. Cordier and Christopher L. Lawlor, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Penford Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held January 30, 2014, or any adjournment thereof, with all the powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS ARE INDICATED, IT WILL BE VOTED FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3.

(Continued and to be marked, dated and signed, on the other side.)